Exhibit 10.18
Supply and Marketing Agreement
ARISTOS PHARMACEUTICALS, INC. and SOVEREIGN PHARMACEUTICALS, LTD
agree as follows:
Article 1 — Definitions
1.0	As used throughout this Agreement, the initially capitalized terms shall have the meanings ascribed to them in Sections 1.1 through 1.42.

1.1	“Act” shall mean collectively the Federal Food, Drug, and Cosmetic Act of 1938, including any amendments thereto, and all regulations promulgated thereunder, and the Federal Controlled Substances Act, including all amendments thereto, and any regulations promulgated thereunder.

1.2	“Affiliate” shall mean: (a) any corporation or business entity fifty percent (50%) or more of the voting stock or voting equity interests of which are owned directly or indirectly by a Party; or (b) any corporation or business entity which directly or indirectly owns fifty percent (50%) or more of the voting stock or voting equity interests of a Party; or (c) any corporation or business entity directly or indirectly controlling or under common control of a corporation or business entity as described in (a) or (b).

1.3	“Agreement” shall mean this Supply and Marketing Agreement entered into by and between the Parties as of the Effective Date.

1.4	“ARISTOS” means ARISTOS PHARMACEUTICALS, INC, a Delaware corporation having a place of business at 2000 Regency Parkway, Suite 255, Cary, NC, 27518.

1.5	“Business Day” shall mean any day, other than a Saturday or Sunday, on which commercial banks are not authorized by law to close in the State of North Carolina.

1.6	“cGMP” shall mean the quality systems and current good manufacturing practices set forth in 21 C.F.R. (Parts 210 and 211), as amended from time to time and in effect during the Term of this Agreement.

1.7	“Change of Control” shall have the meaning ascribed to it in Section 6.4.

1.8	“DESI” means any drug approved between 1938 and 1962 that was permitted to stay on the market while evidence of their effectiveness was reviewed.

1.9	“Distribution Cost” means the amount, in respect of any calendar month, which is equal to the actual cost of shipping of the Product from the Distributor for such calendar month.

1.10	“Distributor” means any wholesaler, food/drug/mass merchandising chain, or other company that purchase Product from ARISTOS.

[***] Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

1.11	“Effective Date” shall mean May 1, 2008.

1.12	“Facility(ies)” shall mean a production facility which has been validated and approved by the Regulatory Authority of the country in which the Product produced in such Facility is to be Marketed, and which complies with the requirements of the Regulatory Authority of the country in which the production facility is located. Initially the Facility shall be SOVEREIGN Pharmaceuticals at 7590 Sand Street, Fort Worth, TX, 76118 which has been inspected and approved.

1.13	“FDA” shall mean the United States Food and Drag Administration or any successor thereof.

1.14	“Initial Commercial Delivery” shall mean the receipt by ARISTOS of the initial batch quantities of each SKU of the Product set forth in the “Per Batch Forecast” contained in the Initial Forecast attached hereto as Exhibit C and to be delivered hereunder as provided for in Section 2.4.

1.15	“Initial Forecast” shall have the meaning ascribed to it in Section 2.1 (a).

1.16	“Initial Order” shall have the meaning ascribed to it in Section 2.1 (b).

1.17	“Losses” shall mean judgments, losses, liabilities, costs or expenses (including reasonable attorney’s fees).

1.18	“Manufacturer” shall mean SOVEREIGN if it Manufactures Product, or the Third Party engaged through agreement of ARISTOS and SOVEREIGN to Manufacture at a Facility if SOVEREIGN does not Manufacture.

1.19	“Manufacturing” or “Manufacture” shall mean the activities associated with producing a finished dosage form of the Product including Materials acquisition, manufacturing, packaging, testing and labeling of finished dosage form of the Product.

1.20	“Market”, “Marketing”, or ‘Marketed” shall mean the advertising, marketing sale, selling, marketing, and/or distribution of Product.

1.21	“Materials” means all ingredients, packaging supplies, printed materials and all other components used to Manufacture the Product.

1.22	“Net Profit Share” means the amount equal to a [***]% of Net Receipts (as defined in Section 1.23) between ARISTOS and SOVEREIGN, attached hereto as Exhibit A.

1.23	“Net Receipts” means with respect to a calendar month, the Net Sales for such calendar month less the sum of: (i) the Distribution Cost, (ii) the shipping cost from the Facility to ARISTOS’S designated site, (iii) the shipping cost from the ARISTOS’S designated site to Distributors and (iv) the Purchase Price for the Units of Product sold during such calendar month.

[***] Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

1.24	“Net Sales” means the total gross invoices for Units of Product sold during a calendar month to Third Party customers in the Territory in bona fide arms length transactions, less: (a) quantity and/or cash discounts actually allowed or taken, (b) customs duties and taxes, if any, directly related to the sale of the Product and paid by ARISTOS, (c) amounts allowed or credited by reason of rejections, return of goods, and any retroactive price reductions specifically identifiable as relating to the Product, within limits which are customary in the pharmaceutical industry with respect to the marketing of generic products, (d) amounts incurred resulting from mandated rebate programs of the government of the Territory (or any agency thereof), (e) third party rebates and chargebacks related to the sale of the Product, to the extent allowed, and (f) floor stocks.

1.25	“Party” or “Parties’ shall mean ARISTOS or SOVEREIGN or both of them, depending on the context.

1.26	“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust or unincorporated organization or government or any agency or political subdivision thereof.

1.27	“Product” shall mean one or more DESI products in the forms and strengths identified in Exhibit D, in finished form, packaged and labeled as set forth in Exhibit E (each such package being referred to herein as a “Unit” and each strength and bottle size collectively referred to herein as a “SKU”).

1.28	“Product Specifications” shall mean those product, process, Manufacturing, packaging and labeling specifications required in the Manufacture and delivery to ARISTOS of Products in compliance with all applicable Regulatory Requirements, including the Product formula and materials required for the Manufacture of the Product that are to be purchased and supplied under this Agreement, as such are in effect as of the Effective Date and as such may be modified by SOVEREIGN after the Effective Date.

1.29	“Purchase Order” shall have the meaning set forth in Section 2.3.

1.30	“Purchase Price” shall mean with respect to each Unit of Product, the prices to be paid by ARISTOS to SOVEREIGN per Unit during the Term and which are set forth in Exhibit B.

1.31	“Quality Agreement” shall mean the agreement that shall be entered into by and between the Parties within thirty (30) days of the Effective Date and which shall govern all quality and regulatory issues arising out of the transactions contemplated by this Agreement.

1.32	“Registration” shall mean all permits, licenses, approvals and authorizations granted by any Regulatory Authority with regard to the Product.

1.33	“Regulatory Authority” shall mean any federal, state or local regulatory agency, department, bureau or other governmental entity, including, without limitation, the FDA and the U.S. Drug Enforcement Administration, which is responsible for issuing approvals, licenses, registrations (including the Registrations), permits or authorizations necessary for, or otherwise governs, the Manufacture, handling, use, storage, import, transport, distribution or sale of the Product in the Territory.

1.34	“Regulatory Requirements” shall mean all applicable approvals, licenses, registrations (including the Registrations), cGMPs, and authorizations and all other requirements of each applicable Regulatory Authority in relation to the Product, including each of the foregoing which is necessary for, or otherwise governs, the Manufacture, handling, use, storage, import, transport, distribution or sale of the Product.

1.35	“SKU” shall have the meaning ascribed to it in Section 1.27.

1.36	“SOVEREIGN” shall mean SOVEREIGN Pharmaceuticals Ltd, a Texas limited partner, located at 7590 Sand Street, Fort Worth, TX, 76118

1.37	“Standard Manufacturing Batch” shall mean, with respect to each Product, the standard finished lot size as set forth on Exhibit G attached hereto.

1.38	“Subsequent Forecast” shall have the meaning ascribed to it in Section 2.2.

1.39	“Term” shall have the meaning ascribed to it in Section 6.0.

1.40	“Territory” shall mean the United States of America, its territories and possessions, including Puerto Rico.

1.41	“Third Party” shall mean any Person other than ARISTOS or SOVEREIGN.

1.42	“Unit” shall have the meaning ascribed to it in Section 1.27.
Article 2 — Manufacture. Orders, Pricing, Payment and Conformance
2.0	Manufacture and Sale of Product.
(a)	SOVEREIGN hereby grants to ARISTOS the exclusive right during the Term to Market in the Territory.

(b)	During the Term, SOVEREIGN shall not grant to any Third Party in the Territory the right to Market the Product, as listed in Exhibit D

(c)	SOVEREIGN shall Manufacture, sell and deliver the Product hereunder in accordance with (i) the Product Specifications; (ii) cGMP; and (iii) the Act and all other applicable Regulatory Requirements.

(d)	Product shall be Manufactured at the SOVEREIGN Facility at 7590 Sand Street, Fort Worth, TX, 76118 or at a Third Party Manufacturer’s Facility.

2.1	Initial Forecast: Initial Order.
(a)	ARISTOS shall within fifteen (15) Business Days of the Effective Date, provide a forecast of the monthly requirements of Product to be manufactured and supplied by the Manufacturer hereunder for the first twelve (12) full calendar months of this Agreement (the “Initial Forecast”).

(b)	The first three (3) full calendar month portion of the Initial Forecast shall be deemed a firm order (the “Initial Order”).

(c)	A Purchase Order for the Initial Order shall be submitted on or before the twentieth (20th) Business Day after the Effective Date.

(d)	The production and supply requirements specified in and for the remaining period of such Initial Forecast shall constitute ARISTOS’S best estimate forecast of its Product production and supply requirements.
2.2	Rolling Forecast. On or before the first (1st) calendar day of the last month of any calendar quarter (excluding only the first such date following the Effective Date), ARISTOS shall provide SOVEREIGN with an updated twelve (12) month forecast for the Product (each, a “Subsequent Forecast”).
(a)	Accompanying each Subsequent Forecast will be a Purchase Order for the first three (3) months of such Subsequent Forecast;

(b)	SOVEREIGN will confirm its acceptance of the Subsequent Forecast no later than the 15th calendar day of the calendar month preceding the forecast period covered by such Subsequent Forecast at which time such Subsequent Forecast shall become a firm order; provided, however, that if SOVEREIGN is not able to commit to supply the forecasted amount in such Subsequent Forecast, it shall inform ARISTOS of the amount it can supply and the Parties shall meet and discuss the discrepancy.

(c)	Forecasts (both the Initial Forecast and Subsequent Forecasts) and Purchase Orders shall be in full Standard Manufacturing Batches.
(1)	If a particular strength of Product is sold in SKU’s of varying bottle sizes, then the composite of the forecasted SKUs with respect to such strength of Product must equate to a Standard Manufacturing Batch.

(2)	If a generically equivalent product to a Product launches, the Forecast will be adjusted within thirty (30) days of notification of the generically equivalent product’s launch.
(d)	All Product batches shall be made to order. ARISTOS will provide firm Purchase Orders at least twelve (12) weeks prior to the expected delivery date.

(e)	SOVEREIGN will use reasonable efforts to maintain adequate active pharmaceutical ingredient and other components to meet the requirements of the forecast provided by ARISTOS.

2.3	Orders. Each purchase order or any acknowledgment thereof, whether printed, stamped, typed or written, shall be governed by the terms of this Agreement and none of the provisions of such purchase order or acknowledgment shall be applicable, except those specifying quantity ordered and required delivery dates which shall be as specified in the relevant Initial Forecast or the Subsequent Forecast, as the case may be (each, a “Purchase Order”).

2.4	Delivery: Risk of Loss.
(a)	SOVEREIGN shall complete the Initial Commercial Delivery on or before dates as set forth in Exhibit H.

(b)	SOVEREIGN shall complete all other deliveries of Product hereunder in accordance with the terms as set forth in 2.2(d).

(c)	Shipment of Product shall be to the ARISTOS location designated in the Purchase Order and shall be FOB ARISTOS PHARMACEUTICALS, INC.’s distribution center in Memphis, TN or such other site as ARISTOS may designate during the Term.

(d)	Title and risk of loss to Product supplied hereunder shall pass to ARISTOS upon delivery of the Product to the designated carrier at the SOVEREIGN’S warehouse specified in Section 2.6(c).
2.5	Inventory. Upon the expiration or termination of this Agreement:
(a)	ARISTOS may elect to submit a Purchase Order for and if so submitted, SOVEREIGN shall sell to ARISTOS, in accordance with all Regulatory Requirements, the amount of Product in the current Subsequent Forecast or Subsequent Forecast for next calendar quarter for which ARISTOS has not already placed a Purchase Order.

(b)	SOVEREIGN agrees that, notwithstanding the expiration or termination of this Agreement, ARISTOS may continue to sell Product in its inventory, including Product purchased under this Section 2.5, until such inventory is exhausted.

(c)	This Section 2.5 shall survive expiration or termination of this Agreement.
2.6	Shipment: Payment Terms.
(a)	SOVEREIGN shall invoice ARISTOS, upon shipment for the Purchase Price corresponding to the quantities and types of Product delivered pursuant to the applicable Purchase Order consistent with the terms of this agreement.
(b)	ARISTOS shall make payment in U.S. dollars net ninety (90) days following receipt of each invoice unless a longer period is agreed between ARISTOS PHARMACEUTICALS, INC. and SOVEREIGN.

(c)	SOVEREIGN’S designated warehouse is located in Fort Worth, TX.

(d)	The Purchase Price set forth in Exhibit B shall be applicable throughout the Term.
2.7	Non-Availability of Product.
(a)	At Fault. In the event that SOVEREIGN fails to deliver batch quantities of Product consistent with the Initial Forecast or any Subsequent Forecast and such delivery failures result in stock outages through fault of SOVEREIGN that result in penalties from Distributors, SOVEREIGN will reimburse all fines associated with said penalties to ARISTOS.

(b)	No Fault. In the event that SOVEREIGN fails to deliver batch quantities of Product consistent with the Initial Forecast or any Subsequent Forecast and such delivery failures result in stock outages through no fault of SOVEREIGN that are not resolved through good faith discussions, then ARISTOS may elect to purchase Product from Third Parties for the period that SOVEREIGN is unable to deliver Product hereunder.
2.8	Reports. On the thirtieth (30th) day of each calendar month, ARISTOS shall provide to SOVEREIGN a report setting forth, by SKU, the number of Units sold and the gross sales dollars for the previous calendar month. If the market price for Product listed on Exhibit D decrease(s) by more than ten percent (10%), ARISTOS shall so notify SOVEREIGN within seven (7) Business Days of ARISTOS’s receipt of such information.

2.9	Payment to SOVEREIGN. ARISTOS shall within ninety (90) days after the end of each calendar month:
(a)	provide SOVEREIGN with a written statement detailing the computation of the Net Profit Share for each Product for such month, and

(b)	pay to SOVEREIGN such Net Profit Share. See Exhibit A.
2.10	SOVEREIGN’S Audit Rights. ARISTOS shall maintain and shall require its Affiliates to maintain, at their respective offices, accurate and complete books and records relating to the Products in such form and in such reasonable detail as to enable SOVEREIGN and its Affiliates to verify such information. Upon the written request of SOVEREIGN, but not more than once each Contract Year, ARISTOS shall permit an independent certified public accounting firm or consultants to have access during normal business hours to such of the records of ARISTOS as shall be necessary to verify the accuracy of ARISTOS’s payments to SOVEREIGN. If such accounting firm or consultant concludes that there are discrepancies in the reporting or calculation of the Product sales such accounting firm shall recalculate such amounts and (a) ARISTOS shall pay any additional sums underpaid to SOVEREIGN within thirty (30) calendar days of such redetermination; or (b) SOVEREIGN shall credit ARISTOS for any overpaid amounts. The fees and expenses charged by such accounting firm shall be paid by SOVEREIGN.

Article 3 — Warranties, Covenants and Indemnification
3.0	By SOVEREIGN. SOVEREIGN hereby represents, warrants and covenants to ARISTOS that:
(a)	all of the Product supplied and delivered by SOVEREIGN to ARISTOS under and pursuant to this Agreement shall:
(1)	conform in all respects to the Product Specifications;

(2)	comply with all of the requirements under the Act and any Regulatory Requirements

(3)	at the time of delivery, not be (A) adulterated or misbranded within the meaning of the Act, or (B) be an article which may not, under the provisions of the Act, be introduced into interstate commerce;

(4)	be free from all liens, encumbrances and defects in title other than those that arise directly as a result of actions taken by ARISTOS;

(5)	not, to its knowledge, infringe any patents, trademarks or copyrights or misappropriate any trade secrets of any Third Party in the Territory;
(b)	it shall not, directly or indirectly, during the Term and for so long as ARISTOS’s rights are exclusive, Market other than through ARISTOS;

(c)	it will, on or before May 1, 2008, exclusively own all the right, title and interest in any intellectual property associated with the Product in Exhibit D

(d)	it has the exclusive right to purchase Product from SOVEREIGN;

(f)	it has the right to have ARISTOS order Product directly from SOVEREIGN;

(g)	that SOVEREIGN will fill ARISTOS’ s orders for Product at the Purchase Price;

(h)	has the right to license the rights set forth in (d), (e) and (f) to ARISTOS; and

(i)	it will, in carrying out the terms of this Agreement, act in a reasonable commercial manner.
3.1	By ARISTOS. ARISTOS hereby represents, warrants and covenants to SOVEREIGN that:
(a)	the Marketing shall comply with all of the requirements under the Act and any Regulatory Requirements;

(b)	it will not sell or promote Product in the Territory for any application other than the indications) approved by the applicable Regulatory Authorities in the Territory as determined by SOVEREIGN;

(c)	it will not sell Product at a loss in order to obtain sales of another ARISTOS product.
3.2	Indemnification.
(a)	SOVEREIGN agrees to defend, indemnify and hold ARISTOS, its Affiliates and all of their respective parents, Affiliates, subsidiaries, officers, directors, employees, agents, assignees and successors harmless from and against any and all Losses resulting or arising from any claims, demands, actions, causes of action, liabilities, suits, proceedings, investigations, inquiries, injunctions or regulatory actions by a Third Party to the extent such Losses arise from a material breach by SOVEREIGN of any of its representations, warranties, agreements, covenants or obligations contained in or made pursuant to this Agreement; provided, however, SOVEREIGN shall not be required to indemnify ARISTOS to the extent such Losses arise from the (i) negligence or willful misconduct of ARISTOS or its Affiliates, or (ii) a material breach of this Agreement by ARISTOS.

(b)	ARISTOS agrees to defend, indemnify and hold SOVEREIGN., its Affiliates and all of their respective parents, Affiliates, subsidiaries, officers, directors, employees, agents, assignees and successors harmless from and against any and all Losses resulting from any claims, demands, actions, causes of action, liabilities, suits, proceedings, investigations, inquiries, injunctions or regulatory actions by a Third Party to the extent such Losses arise from a material breach by ARISTOS of any of its representations, agreements, covenants or obligations contained in or made pursuant to this Agreement; provided, however, ARISTOS shall not be required to indemnify SOVEREIGN to the extent such Losses arise from the (i) negligence or willful misconduct of SOVEREIGN or its Affiliates, or (ii) a material breach of this Agreement by SOVEREIGN.

(c)	No Party against whom a claim of indemnification is made under this Agreement shall be liable hereunder with respect to an indemnification claim relating to a Third Party claim or cause of action unless the indemnified Party making such claim shall:
(1)	notify the indemnifying Party of such claim in accordance with Section 8.10 promptly upon becoming aware of the existence or threatened existence of any such claim giving rise to or that may give rise to a claim of indemnification hereunder, and

(2)	allow the indemnifying Party full control over the defense of such claim,

(3)	cooperate in the defense of such claim at the indemnifying Party’s expense;

(d)	Notwithstanding the provisions of Section 3.2(c):
(1)	the failure to so notify, provide information and assistance will only relieve the indemnifying Party of its obligations to the indemnified Party hereunder if and to the extent that the indemnifying Party is materially prejudiced thereby.

(2)	if the indemnifying Party does not acknowledge its indemnification obligation hereunder with respect to such claim and/or elects not to defend such claim, the indemnified Party shall have the right, but not the obligation, to defend and settle such claim until such time as the indemnifying Party acknowledges in writing its indemnification obligation hereunder with respect to such claim and/or elects in writing to defend and settle such claim in accordance with the indemnification provisions herein.

(3)	the indemnified Party shall, at its own cost, have the right to participate in any legal proceeding, settlement negotiation or other like event and to contest and defend a claim and to be represented by legal counsel of its choosing, but shall have no right to settle a claim without the prior written approval of the indemnifying Party.

(4)	Each Party shall cooperate with and provide to the other all information and assistance which the latter may reasonably request in connection with any claim entitling any Party to indemnification hereunder.

(5)	No Party shall be responsible for or bound by any settlement that imposes any obligation on it that is made without its prior written consent, which consent shall not be unreasonably withheld or delayed.
(e)	Notwithstanding the foregoing, it is understood that neither Party shall have any obligation to indemnify the other Party for any amount in excess of the amount of insurance it is required to carry under Section 8.5.

(f)	This Section 3.2 shall survive the termination of this Agreement.
3.3	Limitations on Liability.
(a)	NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL LOSSES INCLUDING LOST PROFITS ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(b)	This Section 3.3 shall survive the termination of this Agreement.
Article 4 — Regulatory and Quality Matters
4.0	The Parties shall enter into the Quality Agreement within thirty (30) days of the Effective Date and such agreement shall be incorporated herein and made a part hereof. ARISTOS shall also enter into a Quality Agreement with the Manufacturer and SOVEREIGN shall use reasonable efforts to assist ARISTOS in obtaining one. If ARISTOS cannot obtain executed Quality Agreements within thirty (30) days of the Effective Date, ARISTOS, in its sole discretion, may elect to terminate this Agreement.

4.1	SOVEREIGN will cooperate with ARISTOS and, without limitation, further support ARISTOS with all other possible and reasonable regulatory information required by the FDA during the Term of this Agreement.
Article 5— Marketing
5.0	ARISTOS shall directly or through one or more of its Affiliates exert commercially reasonable efforts to Market each Product in the Territory and to maximize sales of the Product in the Territory.
Article 6 — Term and Termination
6.0	Term. This Agreement shall commence on the Effective Date and shall, unless earlier terminated as set forth herein, continue through April 30, 2011 and shall continue thereafter from year to year unless one Party gives notice of non-renewal to the other Party at least ninety (90) days prior to the end of the then current term (such period of time being known as the “Term”).

6.1	Material Breach with Opportunity to Cure. Either Party may terminate this Agreement upon thirty (30) calendar days’ prior written notice in accordance with Section 8.10 to the other Party if the other Party is in material breach of any material provision of this Agreement and fails to cure that breach within such thirty (30) day period. Each Party shall promptly notify the other Party of any breach of this Agreement by the other Party.

6.2	Termination without Opportunity to Cure. Either Party may terminate this Agreement on immediate notice if at any time the other Party:
(a)	shall voluntarily file in any court pursuant to any statute of any Governmental Authority in any country a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of such Party or of its assets;

(b)	shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof;

(c)	shall be a Party to any dissolution or liquidation; or

(d)	shall make a general assignment for the benefit of its creditors.
6.3	This Agreement may be terminated by either Party in the event that relevant procedures shall be commenced for bankruptcy, insolvency, receivership, liquidation or winding up of either party, the other party may forthwith terminate this Agreement by a written notice to that effect.

6.4	ARISTOS shall be entitled to immediately terminate this Agreement by written notice in any of the following events:
(a)	If all or substantially all of the assets of SOVEREIGN related to this Agreement are transferred to an unaffiliated Third Party or if the majority of the voting shares in SOVEREIGN shall be acquired by an unaffiliated Third Party or if SOVEREIGN shall be merged or consolidated with an unaffiliated Third Party (hereinafter referred to as the “Change of Control”). SOVEREIGN shall provide written notice at least thirty (30) days prior to the Change of Control. SOVEREIGN will provide ARISTOS with audited financial statements that reflect that such unaffiliated Third Party is in a sound financial status at least equal to that of SOVEREIGN or otherwise sufficient to perform this Agreement and SOVEREIGN provides ARISTOS with written certification that such unaffiliated Third Party is not then selling directly or through its affiliate(s) any Product that competes in the same marketplace in the Territory. . ARISTOS shall provide written notice of either consent to continue or objection with termination within thirty (30) days of SOVEREIGN’S notification.. If ARISTOS does not provide either consent or a notice of objection within such 30-day period, ARISTOS shall be deemed to be in acceptance of the Change of Control.

(b)	If there shall be discontinuance for any reason of the commercial sale of the Product by Regulatory Authority
6.5	Effect of Termination. Termination of this Agreement shall not affect any obligations of either Party incurred prior to its termination, including, without limitation, each Party’s obligations with respect to any Purchase Orders that have been submitted or are deemed to have been submitted pursuant to Article 2.

6.6	The obligations under Sections 2.5, 3.2, 3.3, and Article 7, or any other provision that expressly or by implication is intended to survive expiration or termination, shall survive expiration or termination of this Agreement.
Article 7- Confidentiality
7.0	ARISTOS’s Information. All information provided by ARISTOS to SOVEREIGN concerning this Agreement shall be maintained in strict confidence by SOVEREIGN. Such information shall remain the property of ARISTOS and SOVEREIGN shall not make use of any such information except for the purposes for which it was provided.

7.1	SOVEREIGN’S Information. All information provided by SOVEREIGN to ARISTOS concerning this Agreement shall be maintained in strict confidence by ARISTOS Such information shall remain the property of SOVEREIGN and ARISTOS shall not make use of any such information except for the purposes for which it was provided.

7.2	Exceptions. The covenants of the receiving Party contained in Section 7.0 and Section 7.1 shall not apply to information that:
(a)	is already in the public domain at the time of disclosure;

(b)	becomes part of the public domain through no action or omission of the receiving Party after disclosure to the receiving Party;

(c)	is already known to the receiving Party at the time of disclosure as evidenced by the receiving Party’s written records;

(d)	has been or is disclosed to the receiving Party in good faith by a Third Party who was or is not, at the time of disclosure, under any obligation of confidence to the other Party hereto at the time the Third Party disclosed such information to the receiving Party; or

(e)	is required to be disclosed by law or a court or other Governmental Authority or Regulatory Authority.
7.3	Survival. This Article 7 shall survive termination of this Agreement for a period of five (5) years.
Article 8 — Miscellaneous
8.0	Corporate Organization and Authority. Each Party represents and warrants to the other Party with respect to itself that:
(a)	it is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction wherein it is organized,

(b)	it has all necessary power and authorization to perform its obligations under this Agreement and to discharge them pursuant to the terms hereof,

(c)	this Agreement is enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization and similar laws of general applicability effecting the rights and remedies of creditors and to general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at law and

(d)	this Agreement does not violate or conflict with any obligations by such Party to Third Parties by contract, judicial order or otherwise.
8.3	Public Announcements.
(a)	Except for any disclosures pursuant to Regulatory Requirements made to any applicable state boards of pharmacy naming SOVEREIGN as the supplier of the Product and/or as required by the registration form for purposes of registration with such applicable state boards, neither Party shall make any publicity releases, interviews or other dissemination of information concerning this Agreement or its terms, or either Party’s performance hereunder, to communication media, financial analysts or others without the prior written approval of the other Party, which approval shall not be unreasonably withheld or delayed.

(b)	Either Party may make any disclosure in filings with Governmental Authorities or Regulatory Authorities as required by law or applicable court or other order; provided, however, that the other Party shall have the opportunity to review and comment on such disclosures and filings.
8.2	Force Majeure.
(a)	Neither Party shall be liable to the other if, and to the extent that, the performance or delay in performance of any of its obligations under this Agreement is prevented, restricted, delayed or interfered with due to circumstances beyond the reasonable control of such Party, including, without limitation, fires, floods, explosions, epidemics, accidents, acts of terrorism, acts of God and/or wars, riots, strikes, lockouts or other concerted acts of workers.

(b)	The Party claiming an event of force majeure shall promptly notify the other Party in writing and provide full particulars of the cause or event and the date of first occurrence thereof as soon as possible after the event and also keep the other Party informed of any further developments.

(c)	The Party so affected shall use its commercially reasonable efforts to remove the cause of non-performance, and both Parties shall resume performance hereunder with the utmost dispatch when such cause is removed, unless this Agreement has previously been terminated under Article 6 hereof.
8.3	Entire Agreement. This Agreement, including the Quality Agreement, contains the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, relating to such subject matter.

8.4	Amendment and Waiver.
(a)	Only a writing that specifically states that such is an amendment, specifically states its purpose and that is signed by both Parties may amend this Agreement.

(b)	No course of dealing between the Parties or failure by either Party to exercise any right or remedy hereunder shall constitute an amendment to this Agreement or a waiver of any other right or remedy or the later exercise of any right or remedy.
8.5	Insurance. Each of ARISTOS and SOVEREIGN shall obtain and maintain in full force during the Term of this Agreement insurance policies from a reputable insurance company or with respect to ARISTOS only, pursuant to a self-insurance program providing such Party with insurance coverage for the Product in an amount of Five Million Dollars (US$5,000,000) each occurrence and in aggregate coverage for any 12-month period or such higher amount that is reasonably consistent with the levels of insurance coverage customarily maintained in the pharmaceutical industry. Each Party shall maintain at least this level of coverage during the Term.

8.6	Governing Law. This Agreement shall be governed by and construed in accordance with the substantive law of the State of North Carolina.

8.7	Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, provided, however, that except as otherwise provided herein, no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without first receiving the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, except that either Party may assign and delegate its rights and duties hereunder without obtaining such consent (a) to any Affiliate of such Party so long as the assigning Party remains liable for the performance of its Affiliate or (b) to any Person or entity that acquires substantially all of the business or assets of such Party.

8.8	Nature of Agreement.
(a)	In performing this Agreement, each Party shall act independently and this Agreement shall not be construed as creating any partnership, joint venture or incorporated business entity.

(b)	Neither Party shall have any authority to incur any liability or obligation whatsoever on behalf of the other Party.

(c)	The Parties hereby acknowledge and agree that the pricing for the sale of Product to Third Parties by ARISTOS shall be determined at the sole discretion of ARISTOS, without any input whatsoever from or by SOVEREIGN, and that no agreements, arrangements or understandings regarding such pricing exist between the Parties.
8.9	Severability. The Parties agree that if any term or provision of this Agreement contravenes or is invalid under any federal, state or local law, court decision, rule, ordinance or regulation, this Agreement shall, as to the jurisdiction under which such legal authority is promulgated or rendered, be construed as if it did not contain the offending term or provision, and the remaining provisions of this Agreement shall not be affected thereby; provided, however, that if the removal of such offending term or provision materially alters the burdens or benefits of any of the Parties under this Agreement, the Parties agree to negotiate in good faith such modifications to this Agreement as are appropriate to insure the burdens and benefits of each Party under such modified Agreement are reasonably comparable to the burdens and benefits originally contemplated and expected.

8.10	Notices.
(a)	All communications, notices and consents (including forecasts and other manufacturing related communications) provided for herein shall be in writing and be given in person or by means of telex, facsimile or other means of wire transmission (with request for assurance of receipt in a manner typical with respect to communications of that type), by overnight courier or by mail, and shall become effective:
(1)	on delivery if given in person;

(2)	on the date of transmission if sent by telex, facsimile or other means of wire transmission;

(3)	one (1) Business Day after delivery to the overnight service; or

(4)	four (4) Business Days after being deposited in the United States mail, with proper postage and documentation, for first-class registered or certified mail, prepaid.
(b)	Except as set forth Exhibit F and Section 4.1, all such communications, notices and consents shall be addressed as follows:
If to SOVEREIGN, to:
SOVEREIGN PHARMACEUTICALS, Ltd
7590 Sand Street
Fort Worth, TX 76118
Attention: Miles Davis
Fax: (817) 284-0531 e-mail: m.davis@sovpharm.com
If to ARISTOS, to:
ARISTOS PHARMACEUTICALS, INC.
2000 Regency Parkway, Suite 255
Cary, NC 27518
Attention: Steve Lutz
Fax: (919) 678-6599 e-mail: slutz@aristospharm.com
provided, however, that if either Party shall have designated a different address by notice to the other Party pursuant to this Section 8.10, then to the last address so designated.
8.11	Construction.
(a)	The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning.

(b)	SOVEREIGN and ARISTOS acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

(c)	Whenever used herein, the words “include,” “includes” and “including” shall mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively.

(d)	The masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others whenever the context so indicates.
     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

ARISTOS PHARMACEUTICALS, INC.		SOVEREIGN PHARMACEUTICALS, LTD.

By:	/s/ Steve Lutz	By:	/s/ Miles Davis

Exhibit A
Calculation of [***] Net Profit Share Agreement
Products: Hyomax SL, SR, FT
Example of Net Profit Share Calculation

	Hyomax SL	Hyomax SR	Hyomax FT	Total
100ct Equivalent Bottle [***]	[***]	[***]	[***]	[***]
WAC price per bottle	[***]	[***]	[***]	[***]

Gross Sales subject to royalty	[***]	[***]	[***]	[***]

Allowance for Cash Discounts – [***]	[***]	[***]	[***]	[***]
Allowance for Returns – [***]	[***]	[***]	[***]	[***]
Allowance for Medicaid Rebates – [***]	[***]	[***]	[***]	[***]
Allowance for Chargebacks – [***]	[***]	[***]	[***]	[***]
DSA Fees @[***]	[***]	[***]	[***]	[***]

Net Sales	[***]	[***]	[***]	[***]

Purchase Price – Cost of Goods (at [***] per 100 ct bottle)	[***]	[***]	[***]	[***]
Distribution	[***]	[***]	[***]	[***]

Net Profit	[***]	[***]	[***]	[***]

[***] Net Profit Share	[***]	[***]	[***]	[***]

[***] Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

Exhibit B
Purchase Price

Unit	Purchase Price/Unit
HyoMax-SR l00ct bottle	[***]

HyoMax-FT l00ct bottle	[***]

HyoMax-SL 100ct bottle	[***]

Purchase price per unit represents the actual costs to manufacture each product which includes no mark-ups. SOVEREIGN and ARISTOS acknowledge that business operating conditions and/or volumes may change, resulting in changes in the costs structure compared to that presented above. Therefore, for any subsequent six (6) month period after the effective date of the contract commencement, both parties agree to a business review, which may result in a change to the above reflected prices. Price changes must be agreed upon by both parties in writing.

[***] Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

Exhibit C
Initial Forecast

Tablet	Tablets/Bottle	Bottles for 1st 12 Months (est.)
HyoMax-SR	100 tablets/bottle	[***] (est.)
HyoMax-FT	100 tablets/bottle	[***] (est.)
HyoMax-SL	100 tablets/bottle	[***] (est.)

[***] Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

Exhibit D
Product Strengths
HyoMax-SR 0.375mg
HyoMax-FT 0.125mg
HyoMax-SL 0.125mg

Exhibit E
Packaging and Labeling

Exhibit F
Quality Agreement
Will be fully negotiated and signed within thirty (30) days of the Effective Date. (Attached)

Sovereign Pharmaceuticals, LTD
QUALITY AGREEMENT
SOVEREIGN PHARMACEUTICALS, LTD & ARISTOS PHARMACEUTICALS

CONFIDENTIAL
Quality Agreement with ARISTOS
Revision: 1

Revision	Date	Summary Of Changes
1	October 28, 2008	Initial Release

QUALITY AGREEMENT
SOVEREIGN & ARISTOS
Revision 1
APPROVALS

Name/Title	Signature	Date
Johanna Hunter Vice President Sales & Marketing Sovereign Pharmaceuticals, LTD		October 28, 2008

Kenneth F. Miles, Ph.D., RAC Vice President Quality & Regulatory Sovereign Pharmaceuticals, LTD		October 28, 2008

Steve Lutz President Aristos Pharmaceuticals, Inc.

Brian Dickson Chief Medical Officer Aristos Pharmaceuticals, Inc.

Originator Name/Title	Signature	Date
Johanna Hunter Vice President Sales & Marketing		October 28, 2008

QUALITY AGREEMENT
By and Between
Aristos Pharmaceuticals
And
Sovereign Pharmaceuticals, LTD
1.0	PURPOSE

The purpose of this agreement is to ensure a mutual understanding of key responsibilities to ensure ARISTOS’ product(s) are produced according to specifications and comply with all governing regulations and corporate policies. It is acknowledge that this will be a continually evolving process. This agreement is applicable to all ARISTOS product(s) manufactured by Sovereign Pharmaceuticals, LTD., Fort Worth, Texas, from the date of approval of this document (Note: Any noncompliance to this agreement, at the time of approval, shall be noted and reviewed between ARISTOS and Sovereign Pharmaceuticals, LTD.)

2.0	MAIN CONTACTS

	SOVEREIGN	ARISTOS
Title	Johanna Hunter Vice President Sales & Marketing	Stacy Wheeler Sr. Mgr, Supply Chain
Telephone	(817) 284-0429	(919)678-6519
E-Mail	jhunter@sovpharm.com	swheeler@cornerstonebiopharm.com
2.0	SCOPE

This agreement applies to the product(s) listed below.

Product Name	NDC #	Description
HYOMAX SL TABLETS	24486-601-10	0.125mg hyoscyamine sulfate
HYOMAX FT TABLETS	24486-603-10	0.125mg hyoscyamine sulfate
HYOMAX SR TABLETS	24486-602-10	0.375mg hyoscyamine sulfate
RESPIVENT D TABLETS	24486-702-60	120mg pseudoephedrine, 2.5mg
methscopolamine nitrate
4.0	CONFIDENTIALITY

Confidentiality is documented in the current Confidentiality Agreement between ARISTOS and Sovereign Pharmaceuticals, LTD. All terms of this Quality Agreement shall be deemed “Confidential Information” under the current version of the Quality Agreement between ARISTOS and Sovereign Pharmaceuticals, LTD.

5.0	COMPLIANCE

Sovereign shall manufacture, package, test, and store the materials and the product(s) in compliance with all applicable federal and state requirements, including, but not limited to cGMP regulation 21 CFR Part 210 & 211. Sovereign shall manufacture, package, and test the product(s) in compliance with all established raw material, component, bulk product and finished product specifications as applicable. Materials shall be tested per current USP, or internally developed and validated methods where there are none established in the USP.

ARISTOS is responsible for performing audits of Sovereign on an agreed upon basis, typically once per year. This rate may be adjusted based on performance. Sovereign is responsible for responding to the audit observations within 30 days of receipt of the audit report. This response shall include a corrective action plan and target completion date of the corrective actions identified.

ARISTOS may conduct surveillance sampling of product(s) manufactured by Sovereign. Results of the sampling will be shared with Sovereign.

Sovereign will maintain all appropriate licenses and/or permits required to manufacture and ship the Product(s) to the Sovereign customer facility, including maintaining DEA licensed facility provided that there are Product(s) that require this type of licensing.

6.0	DEVIATIONS

Any deviations which have an impact on the finished product specifications occurring at Sovereign from manufacturing, packaging, or testing specifications procedures must be investigated. The investigation shall be documented in a written report identifying the root cause and corrective action.

7.0	RELEASE

Final release of the product(s) is the responsibility of Sovereign QA.

8.0	RESERVE SAMPLES

Reserve samples shall be maintained by Sovereign according to cGMP requirements and internal procedures.

9.0	STABILITY – (ANDA ARISTOS Only)

Copies of stability summaries of the validation batches will be provided to ARISTOS at the completion of three months accelerated studies. Sovereign will inform ARISTOS during the 3 month period where any testing results is trending out of specification.

Sovereign shall place at least one lot annually per calendar year for each product(s) manufactured in a long term stability program. Additional lots may be included into the stability program based on an assessment of the trends in the stability data, or changes made to the product(s) or any other changes which may impact product(s) quality or effectiveness.

10.0	ANNUAL PRODUCT REVIEW (APR) – (ANDA ARISTOS Only)

Annual Product Reviews including a stability summary will be conducted by Sovereign. The APR report will be in a format mutually acceptable to ARISTOS and Sovereign and be provided to ARISTOS within

60 days of the due date. The due dates will be defined by Sovereign and a list provided to ARISTOS for monitoring purposes.

11.0	CHANGE CONTROL- (ANDA ARISTOS Only)

Any changes in materials, methods, procedures, USP specifications, test methods, test equipment, or other critical product parameters shall be the responsibility of Sovereign. Prior to initiating the change, Sovereign will assess the need for re-validation and shall provide ARISTOS QA written notification of their intention to make the change. The notification shall be in sufficient detail for ARISTOS to make an objective assessment of the likely impact of the change on that product(s), and any other similar ARISTOS product(s) formulations. Where there is an impact on the product(s), ARISTOS will notify Sovereign and make any applicable recommendations. A copy of Sovereign’s completed change control documentation will be forwarded to ARISTOS upon request.

12.0	LABELING

Sovereign shall be responsible for assuring that labeling is in compliance with the approved artwork supplied by the customer, or distributor of the finished product(s). ARISTOS shall be responsible for approving labeling copy carrying the ARISTOS name only. Sovereign will conduct acceptance review of each labeling shipment upon receipt, and prior to use, using approved label copy per Sovereign’s internal procedures.

13.0	COMPLAINTS

Complaint samples received by ARISTOS, which were manufactured by Sovereign shall be forward to Sovereign for evaluation and identification of root cause and if applicable, corrective action. Sovereign shall provide an initial evaluation report on the returned complaint samples to ARISTOS within 30 days of receipt of the samples.

If ARISTOS’ complaint concerns the quantity of such Product, ARISTOS shall provide Sovereign written notice of its complaint and provide sufficient evidence to substantiate the short quantity. Upon receipt of such written notice and substantiating evidence, Sovereign shall supply to ARISTOS as promptly as practicable, however in no event later than sixty (60) days, (provided that Sovereign has all necessary component materials in the manufacturing facility) the said short quantity of such Product. Sovereign shall provide such replacement quantity at no additional cost to ARISTOS if ARISTOS has previously been invoiced for such short quantity.

14.0	FIELD ACTION

If Sovereign determines that any field action of the product(s) is warranted, they shall verbally notify ARISTOS within 24 hours of the decision, to be followed by formal written confirmation within 5 working days. The written notification shall include a plan for correction of the product(s) in the field.

15.0	AGENCY INSPECTIONS

Sovereign shall notify ARISTOS of any Regulatory Agency audit, which directly affects ARISTOS’ product(s). Notification must be within two (2) days of the first day of the FDA audit. Sovereign shall promptly provide ARISTOS copies of any inspection reports that it receives or any notice of any claim or action by the FDA relating to noncompliance with any applicable laws, rules, or regulations.

16.0	SUBCONTRACTING

In the event Sovereign wishes to engage the services of a third party for laboratory testing purposes, then Sovereign will ensure that any outside laboratory utilized is in conformance with cGMP as defined in 21 CFR Part 210 and 211 prior to the commencement of testing. In addition, Sovereign will ensure that ARISTOS receives a cGMP compliance certificate and executed test method transfer document for each test procedure conducted on each product(s) by the outside laboratory prior to commencement of testing by the third party.

17.0	AGREEMENT MAINTENANCE

This agreement will be reviewed annually and renewed if changes are warranted by ARISTOS or Sovereign. Modification/addenda can be made as required. Any such changes must be in writing and approved by the same functions that signed the original agreement.

Quality Agreement Responsibility Table

Responsibilities	Sovereign	ARISTOS	NA
Compliance
Facility Registration with FDA and availability of registration form.	X
The current versions of the defined quality criteria in effect at the time of this agreement are attached. (Attachment of quality criteria is optional).	X	X
Mutually agree on specifications for the product which are the subject of this agreement.	X	X
Specifications in place at the time of this agreement are attached. (Attachment of specifications is optional).	X	X
Changes to the agreed upon specifications must be mutually agreed upon and communicated in writing between the parties to this agreement, except for compendia changes which can be implemented without mutual agreement.
	X	X
Ensure that the specification for compendia API and Excipients are in compliance with current compendia.	X	X
Manufacture product(s) according to the mutually agreed upon specifications.	X
Upon request, disclose to the ARISTOS recent regulatory agency inspections and findings pertaining to the product(s).	X
Notify promptly if, in the course of a regulatory inspection, negative findings are made related to the quality of the product(s) supplied.	X
Manufacturing, Packaging and Labeling
Appropriately document qualification of the product manufacturing and packaging process, qualification of critical systems and equipment used in the manufacture and control of the product(s), cleaning validation, if applicable and analytical method validation.
X
Samples will be retained for a period of_____ years from (specify).	X
Agree upon special labeling requirements.	X	X
Maintain facility, work flow and handling to prevent damage, contamination, and mix-up during storage and production.	X
Expiration Date Control.	X
Cartoning and Bundling	X
Palletizing and Storage.	X
Quarantine and Storage SOP	X
Issue and maintenance of standard reference sample for printed labels.	X
Documentation and Records
Certificate of analysis will be supplied with each batch.	X
Agree upon special certificate of analysis requirements	X	X
Records required by the agreed upon quality system will be maintained for a period of years from (specify).	X	X
Manufacturing Batch Records.	X
Packaging Batch Records	X

Responsibilities	Sovereign	ARISTOS	NA
Storage and Distribution
Maintain documentation that supports the recommended storage conditions and reevaluation or expiry dates as well as an appropriate sample retention procedure.	X
Communicate the recommended storage and transportation conditions of the product(s).	X
Ensure that product(s) is stored and shipped in accordance with recommended storage conditions.	X	X
Agree upon requirements for shipping containers.	X	X
Change Control
Changes will be evaluated and communicated based upon agreed criteria.	X
Non-Conformance
Approval for use of nonconforming raw materials or components in the “Product(s)” that may impact safety efficacy or stability.	X	X
Approval for changes to raw materials supplier and or supplier location or components in the “Product(s) that may impact safety, efficacy or stability.	X	X
Notification of all components deviations and non-conformances related to the production of ARISTOSs product(s) that would be released to the field.	X	X
Maintenance of system for logging and tracking “Product(s)” non-conformance.	X
Investigate and implement corrective/preventive actions for “Product non-conformance.	X
Approval of release of non-conforming “Product(s).		X
Out of Specification (OOS)
Out-of-specification (OOS) test results should be investigated and documented according to a documented procedure. Where applicable this includes the identification of the root cause, a risk analysis, the actions taken for correction of the problem and the formal conclusion by quality assurance.
X
Deviations
If significant deviations from an established process are recorded there should be evidence of suitable investigations and a review of the quality of the product.	X
Complaints
Have a written procedure to investigate and document quality related complaints. A root cause analysis, actions taken for correction of the problem and the formal conclusion will be provided to the ARISTOS within a reasonable time after receipt of the complaint.
X
Complaints made shall at least indicate the Sovereign batch number of the product(s) and complaint subject. The complaint shall be communicated to the ARISTOS within a reasonable time after receipt of the product. Samples will be provided where appropriate and available.
X
The parties shall cooperate in the exchange of information required to effectively conduct an investigation.	X	X
Recalls

Responsibilities	Sovereign	ARISTOS	NA
In the case of a recall of the Product(s), Sovereign shall inform ARISTOS without unreasonable delay of the planned recall. The parties shall cooperate in the exchange of information required to effectively conduct the recall.
	X	X
Have a written recall procedure.	X
Auditing
Have the right to audit Sovereign’s facility and systems, as they relate to the manufacture of Product(s), at mutually agreed upon times.	X	X
If required, a written confidentiality agreement will be executed within a reasonable period of time prior to the audit.	X	X
ARISTOS shall issue a confidential written audit report to the Sovereign, which will include audit observations; within 30 days.		X
Sovereign shall issue responses within 30 days to all observations in writing to ARISTOS Quality Assurance. Where the supplier commits to a corrective action, a description and timeframe for completion will be included in the written response.
X

Exhibit G
Standard Finished Lot Size
HyoMax-SR – [***] tablets
HyoMax-SL – [***] tablets
HyoMax-FT – [***] tablets

[***]	Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

Exhibit H
Initial Commercial Delivery Dates
HyoMax SL – On or before June 15, 2008
HyoMax SR – On or before June 15, 2008
HyoMax FT – On or before June 30, 2008